Exhibit 99.1

FOR IMMEDIATE RELEASE

Ambit Contacts:
Marcy Graham	Andrew McDonald, Ph.D.
Executive Director, Investor Relations & Corp Comm	LifeSci Advisors, LLC
Ambit Biosciences, Inc.	Founding Partner
858-334-2125	646-597-6987
mgraham@ambitbio.com	andrew@lifesciadvisors.com

AMBIT BIOSCIENCES PROVIDES REGULATORY UPDATE FOLLOWING FDA MEETING REGARDING QUIZARTINIB (AC220)

Company to Hold Conference Call and Webcast at 9:00 am ET, Wednesday, December 4, 2013

SAN DIEGO, Calif. – December 3, 2013 - Ambit Biosciences (Nasdaq: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced a regulatory update after receiving feedback from the U.S. Food and Drug Administration (FDA) on the development of quizartinib (AC220), the Company’s lead drug candidate, for the treatment of relapsed/refractory acute myeloid leukemia (AML).

Based on feedback from the FDA, the Company continues to move forward with its baseline plan to conduct a randomized, controlled Phase 3 clinical trial in relapsed/refractory FLT3-ITD positive AML patients with an overall survival endpoint as the basis for the potential initial approval of quizartinib. The Company is continuing to work with the FDA to refine the appropriate starting dose for the Phase 3 trial.

The Company has been in dialogue with the FDA related to acceptance of a novel surrogate endpoint that could support accelerated approval based on the results of the Company’s Phase 2 and Phase 2b trials. The FDA informed the Company it does not agree that complete remission with incomplete hematologic recovery (CRi) represents a surrogate endpoint reasonably likely to predict clinical benefit. Based on the FDA’s current position, the Company does not plan at this time to submit a NDA for accelerated approval of quizartinib based on the Phase 2 and 2b clinical trial data.

“We remain committed to moving quizartinib through its late stage development as expeditiously as possible, given the limited treatment options for FLT3 ITD positive AML patients who have relapsed or who are refractory to prior treatments. We will continue to work with the clinical community and the FDA to achieve this goal,” said Michael A. Martino, President and CEO of Ambit. “We believe that our data demonstrates the clinical value and benefit of quizartinib for patients in an area of clear and high unmet medical need. We look forward to presenting our data at ASH next week and anticipate a high level of clinical enthusiasm.”

Data from quizartinib studies will be presented at the ASH 55th Annual Meeting at the Ernest Morial Convention Center in New Orleans, LA on December 9, 2013.

Oral Presentations:

Results of Phase 2 Randomized, Open-Label, Study of Lower Doses of Quizartinib in Subjects with FLT3-ITD Positive Relapsed Acute Myeloid Leukemia (AML): The purpose of this study is to assess the efficacy and safety of lower doses of quizartinib in the treatment of patients 18-years or older with relapsed/refractory FLT3 ITD positive AML to further improve the benefit:risk assessment of quizartinib. The data will be presented by Dr. Jorge Cortes at 3:00 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

Quizartinib Can Be Safely Combined With Conventional Chemotherapy In Older Patients With Newly Diagnosed Acute Myeloid Leukemia: Experience From The AML Pilot Trial: This is the first presentation of quizartinib use in combination with chemotherapy in newly diagnosed older AML patients, testing the feasibility and dose which could be given sequentially following conventional chemotherapy in patients over the age of 60 years. The data will be presented by Dr. Alan Burnett at 5:15 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

Results of Phase 1 Study of Quizartinib In Combination with Induction and Consolidation Chemotherapy in Younger Patients with Newly Diagnosed Acute Myeloid Leukemia: This dose escalation study is the first to report data on quizartinib in combination with standard induction and consolidation chemotherapy in patients between the ages of 18 to 60-years with newly diagnosed AML, regardless of FLT3 status. The data will be presented by Dr. Jessica Altman at 5:30 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

A Phase I Study of Quizartinib in Combination with Cytarabine and Etoposide in Relapsed/Refractory Childhood ALL and AML: A Therapeutic Advances in Childhood Leukemia & Lymphoma Study: This was the first clinical trial using quizartinib in children between the ages of 1 month and 21-years with relapsed/refractory AML or MLL-rearranged ALL. The data will be presented by Dr. Todd Cooper at 5:45 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

Poster presentations from the investigators from The Sidney Kimmel Comprehensive Cancer Center, Johns Hopkins Hospital:

Activities Of Commonly Used Tyrosine Kinase Inhibitors Against Wild Type c-KIT And Potential Impact On Normal Hematopoiesis. Session Name: Molecular Pharmacology, Drug Resistance: Poster III. Presentation on Monday, December 9, 2013 from 6:00 - 8:00 pm in Hall E.

The Combination Of FLT3 Inhibition And Hypomethylation Confers Synergistic Antileukemic Effects On FLT3-ITD Positive AML Cell Lines And Primary Cells: Session Name: Acute Myeloid Leukemia: Therapy, excluding Transplantation: Poster III. Presentation on Monday, December 9, 2013 from 6:00 - 8:00 pm in Hall E.

The abstracts can be accessed on the ASH website at http://hematology.org.

Conference Call and Webcast

A conference call to discuss the FDA response will be hosted by the Ambit management team webcast live tomorrow morning, Wednesday, December 4, 2013, at 9:00 am ET or 6:00 am PT and can be accessed by dialing 877-280-4954. Please specify that you would like to join the “Ambit Biosciences FDA Update Conference Call” and reference conference passcode 75822572. If you are unable to listen to the live webcast, a teleconference replay will be available through Wednesday, December 11, 2013. Interested parties can access the replay by dialing 888-286-8010 and entering the conference passcode 13352784.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit website at http://www.ambitbio.com. An online replay will be available following the initial broadcast until Thursday, December 19, 2013. Please visit Ambit’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Ambit Biosciences

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases. Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently under clinical development in patients with relapsed/refractory AML and in newly diagnosed AML patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and timing of Ambit’s drug development programs, including the submission of regulatory filings and planned discussions with regulatory bodies, plans regarding future clinical trials of quizartinib, including the starting dose for the Phase 3 clinical trial, and Ambit’s other drug candidates, the progress and expected timing of clinical trials including the timing of initiation of the Phase 3 clinical trial, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates and the regulatory approval path for quizartinib. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “expects,” “anticipates,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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